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                                                                    Exhibit 23.1


We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our reports dated May 12, 2000, except for
Note 14, as to which the date is August 1, 2000, with respect to the consolidated financial statements of American Medical Systems Holdings, Inc., and October 26, 1999 (except for Note 10, as to which the date is November 12, 1999) with respect to the financial statements of Influence, Inc. included in the Registration Statement and related Prospectus of American Medical Systems Holdings, Inc.


                                             /s/ Ernst & Young LLP


Minneapolis, Minnesota
August 3, 2000